UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Dr Pepper Snapple Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Keurig Dr Pepper Leadership Talking Points

Jan. 29, 2018

We have big and exciting news to share:

•                  Today we announced our intent to merge with Keurig Green Mountain to create a new publicly traded beverage company — Keurig Dr Pepper.

•                  This is good news for our business — a game-changing deal that provides the path for breakthrough growth.

As Keurig Dr Pepper, we’ll have a world-class portfolio of iconic brands with choices in every beverage category from cold to hot:

•                  We’ll have approximately 125 owned, licensed and partner brands.

•                  We’ll gain even more exposure and access to fast-growing beverage categories.

We’ll have unrivaled nationwide distribution capabilities anywhere, anytime:

•                  We have a strong DSD network and warehouse delivery capabilities.

•                  Keurig Green Mountain has strength in ecommerce and office and hospitality.

•                  This is a great fit.

We expect that the deal will close in the second quarter:

•                  Upon close, Larry will retire and transition to a role on the Keurig Dr Pepper board of directors. DPS leadership will continue to run our business out of Plano.

•                  Bob Gamgort, current CEO of Keurig Green Mountain, will become CEO of Keurig Dr Pepper. Bob is based in Burlington, Mass., and will draw on the strength and experience of the leadership teams of both companies to make this work.

•                  <If asked for more details on leadership structure, more work to be done.>

(For Employees)

I know you have a lot of questions:

•                  Let me say — the needs of our employees have been front and center during this process.

•                  Your total compensation target, including incentives if applicable, will remain the same through the end of the 2018 calendar year. Health benefits also will remain the same through the end of the 2018 calendar year.

•                  From here forward, you’ll hear a lot more in the near future and we are committed to regular and transparent communications.

•                  Larry is in New York today for the announcement. Tomorrow, he’ll be back in Plano and will spend the day on calls and in conversations with our teams about the news.

•                  <If asked why we weren’t informed before today, state that as a public company, material information can’t be shared prior to public announcement.>

For now, it’s business as usual.

•                  We’ve got 2018 plans to deliver so let’s stay focused on that.

•                  For our team, our No. 1 one focus is            (add details).

•                  We all know that having our teams motivated and engaged is key to winning.

•                  Delivering results is always the best path to success personally and collectively.

Additional Information:

This communication may be deemed solicitation material in respect of the proposed business combination. In connection with the proposed transaction, Dr Pepper Snapple Group plans to file with the SEC and furnish to its stockholder a proxy statement and other relevant documents. Dr Pepper Snapple Group’s stockholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed transaction or incorporated by reference in the proxy statement because they will contain important information about the proposed transaction. Dr Pepper Snapple Group’s stockholders will be able to obtain a free copy of such proxy statement when it becomes available, as well as other filings containing information about each party to the proposed transaction, without charge, at the SEC’s internet site (http://www.sec.gov). Copies of the proxy statement and the filings with the SEC that will be incorporated by reference therein can also be obtained without charge, when they become available, by directing a request to Investor Relations, Dr Pepper Snapple Group, Inc. at 972-673-7000.

The directors and executive officers of each party may be deemed to be participants in the solicitation of proxies from Dr Pepper Snapple Group’s stockholders in respect of the proposed transaction.  Information regarding the directors and executive officers of Dr Pepper Snapple Group is currently available in its proxy statement for its 2017 annual meeting of stockholders filed with the SEC by Dr Pepper Snapple Group on March 28, 2017.  Other information regarding the participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials that will be filed by Dr Pepper Snapple Group with the SEC when they become available.

Any information concerning JAB Holding Company contained in this document has been taken from, or is based upon, publicly available information. Although we do not have any information that would indicate that the information contained in this document that has been taken from such documents is inaccurate or incomplete, we do not take any responsibility for the accuracy or completeness of such information.